EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
AstraZeneca PLC

We consent to the use of our reports dated January 31, 2008, with respect to the consolidated balance sheets of AstraZeneca PLC as of December 31, 2007, 2006 and 2005, and the related consolidated income statements, consolidated statements of recognised income and expense, and consolidated cash flow statements for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference.

/s/ KPMG Audit Plc
KPMG Audit Plc, London
31 July 2008